EX-99(11)(a)

Stradley Ronon Stevens & Young, LLP Suite 2600 2005 Market Street Philadelphia, PA 19103-7018 Telephone: (215) 564-8198 Fax: (215) 564-8120

November 12, 2012

Jacob Funds Inc.
653 Manhattan Beach Blvd. #J
Manhattan Beach, CA 90266

Re:           Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to the Jacob Funds Inc. (the “Corporation”), a Maryland corporation, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended.  The purpose of the Registration Statement is to register shares to be issued by the Corporation on behalf of its series, the Jacob Small Cap Growth Fund and Jacob Micro Cap Growth Fund (the “Acquiring Funds”), in connection with the acquisition of substantially all of the assets and stated liabilities of the Jacob Small Cap Growth Fund II (formerly, PineBridge US Small Cap Growth Fund) and Jacob Micro Cap Growth Fund (formerly, PineBridge US Micro Cap Growth Fund), respectively, each a series of Jacob Funds II (formerly, PineBridge Mutual Funds), and to register shares to be issued by the Corporation on behalf of its series, by and in exchange for shares of common stock, with a par value of $0.001 per share (the “Shares”), of the Jacob Small Cap Growth Fund and  Jacob Micro Cap Growth Fund (the “Transaction”).

We have reviewed the Corporation’s Articles of Incorporation (the “Articles”) and By-laws, each as amended to date, resolutions adopted by the Corporation’s Board of Directors in connection with the Transaction, the form of Agreement and Plan of Reorganization for the Transaction, which was approved by the Corporation’s Board of Directors (the “Agreement”), and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of Maryland corporate law governing the issuance of the shares of the Corporation and the reported case law thereunder, and does not extend to the securities or “blue sky” laws of the State of Maryland or other States.

We have assumed the following for purposes of this opinion:

Jacob Funds, Inc.
October 3, 2012

1.           The Shares of each of the Acquiring Funds will be issued in accordance with the Articles, as amended to date, the Agreement, and resolutions of the Board of Directors of the Corporation relating to the creation, authorization and issuance of shares and the Transaction.

2.           The Shares will be issued against payment therefor as described in the Prospectus/Proxy Statement and the Statement of Additional Information relating thereto included in the Registration Statement, and the Agreement, and that such payment will have been at least equal to the net asset value of such Shares.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Agreement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:         /s/ Michael P. O’Hare
Michael P. O’Hare, a Partner